Exhibit 99.1

Contact:

ARYx Therapeutics, Inc.

David Nagler, 510-585-2200 ext. 211

Vice President Corporate Affairs

FOR IMMEDIATE RELEASE

ARYX REPORTS FIRST QUARTER 2008 FINANCIAL RESULTS

ARYX ENTERS CLINICAL TESTING WITH ITS FOURTH PRODUCT

FREMONT, CA., May 13, 2008 – ARYx Therapeutics, Inc. (NASDAQ: ARYX) today reported results of operations and provided an update on its products for the first quarter ended March 31, 2008.

“The first several months of 2008 have been an exciting time for ARYx,” said Dr. Paul Goddard, chairman and chief executive officer of ARYx.  “During the first quarter we executed in-line with our key clinical development and strategic objectives, demonstrating continued progress with our three lead products.  Each of these agents is in Phase 2 clinical trials and include our prokinetic agent for the treatment of various gastrointestinal disorders, ATI-7505, our oral anticoagulant agent for patients who are at a high risk of forming life-threatening blood clots, ATI-5923, and our oral anti-arrhythmic agent for the treatment of atrial fibrillation, ATI-2042. Additionally, in April, we announced the initiation, ahead of schedule, of Phase 1 clinical testing for our fourth compound, a next-generation atypical antipsychotic for the treatment of schizophrenia and other psychiatric disorders, ATI-9242.  Based on the preclinical profile of ATI-9242 we believe the drug could play an important role in the treatment of psychiatric disorders.”

Company Highlights for the First Quarter

•                  ARYx’s partner, Proctor & Gamble Pharmaceuticals, continued to enroll patients in two Phase 2 clinical trials of ATI-7505.  The results of the first of these trials, studying this selective prokinetic agent in chronic constipation, are expected in the second half of 2008.  Results of the second of these trials, studying ATI-7505 in functional dyspepsia, are expected in the first half of 2009. Also, analysis continues of the data collected in the recently completed cardiac safety study with these results expected by the end of the first half of 2008;

ARYx Therapeutics, Inc.

6300 Dumbarton Circle,   Fremont, CA  94555   Ph: 510-585-2200   Fax: 510-585-2202

www. aryx.com

•                  ARYx continues preparations for the June 2008 initiation of a Phase 2b clinical trial directly comparing the efficacy of ATI-5923 head-to-head against the leading anticoagulant warfarin.  Results from this study are expected to be available in the first half of 2009 and will be used as the basis to seek a corporate partner to bring ATI-5923 forward through commercialization;

•                  ARYx continued to enroll additional patients in an ongoing Phase 2 trial of ATI-2042 in the treatment of patients with paroxysmal atrial fibrillation.  Top line results from this study are expected to be available at the end of 2008 and will be used to also seek a corporate partner to bring this product forward through commercialization;

•                  In April, ARYx initiated the clinical Phase 1 testing of ATI-9242, for the treatment of schizophrenia and other psychiatric disorders. This next-generation atypical antipsychotic is designed with a unique receptor profile and, like the other ARYx drug candidates, utilizes our drug design technology to address the drug-drug interactions associated with many of the negative side effects seen with existing atypical antipsychotic agents.

Results of Operations

For the first quarter of 2008, ARYx reported a net loss of $9.5 million, compared to a net loss of $5.1 million for the prior year.

Revenues for the quarter were consistent at $1.0 million, compared to $1.1 million during the same period last year.  These revenues were earned under the Company’s agreement with Proctor & Gamble (P&G) for the development of ATI-7505.  P&G is responsible for all the substantial development costs related to ATI-7505.

Research and development expenses for the first quarter ended March 31, 2008 were $7.6 million compared to $4.5 million for the first quarter of 2007.  The increase in expenses was primarily due to the progress made in the Company’s clinical programs and the costs related to continued investment in building the ARYx pipeline. Specifically, development costs associated with our anticoagulant program, ATI-5923, increased by $1.0 million as compared to the first quarter of 2007 due to our preparation for the initiation of the large Phase 2b clinical trial, and the development costs associated with our product to treat atrial fibrillation, ATI-2042, increased by $1.3 million as compared to the first quarter of 2007 to drive enrollment in the on-going Phase 2 trial.

General and administrative expenses for the first quarter of 2008 were $2.9 million compared to $1.9 million for the first quarter last year.  The increase is primarily due to an increase in headcount and external expenses to support increased corporate activities and to enable us to function as a public company, and includes an increase in non-cash stock compensation expense.

As of March 31, 2008, ARYx had $60.6 million in cash, cash equivalents and short-term investments.  ARYx remains on-track with its financial projections and anticipates its current financial position will fund operations throughout all of 2008 and through the first three quarters of 2009.

Conference Call and Webcast Information

A conference call and simultaneous webcast to discuss results of the first quarter 2008 will be held on Tuesday, May 13, 2008 at 8:00 a.m. Pacific Time.  The webcast will be available live via the internet by accessing the ARYx website at www.aryx.com or through Thomson at www.earnings.com.  Alternatively, the call can be accessed by dialing 866-356-4123. Participants outside of the U.S. should dial 617-597-5393.  The passcode for the call is 83320446.

Replays of the call will be available until May 27, 2008 at the Company’s Web site or by dialing 888-286-8010 or 617-801-6888 (international), passcode 71346489.

About ARYx Therapeutics

ARYx Therapeutics is a biopharmaceutical company focused on developing a portfolio of internally discovered products designed to eliminate known safety issues associated with well-established, commercially successful drugs. ARYx uses its RetroMetabolic Drug Design(TM) technology to design structurally unique molecules that retain the efficacy of these original drugs but are metabolized through a potentially safer pathway to avoid specific adverse side effects associated with these compounds. ARYx currently has three products in Phase 2 clinical trials: ATI-7505 for the treatment of various gastrointestinal disorders; ATI-5923 for the treatment of patients at risk for the formation of dangerous blood clots; and ATI-2042 for the treatment of atrial fibrillation. A fourth product, ATI-9242 for the treatment of schizophrenia and other psychiatric disorders, is in Phase 1 development.  Please visit our web site at www.aryx.com for additional information.

Forward Looking Statement

This press release contains forward-looking statements, including, without limitation, statements related to the timing and availability of clinical results, the initiation of new clinical trials, the completion of preclinical work, the ability of preclinical packages to lead to further clinical trials, the ability of the Company to enter into collaboration agreements, the ability of a product candidate to be more predictable than currently available therapies regarding dosing and response to treatment, and the ability of a product candidate to avoid the dangers existing in currently available therapies. Words such as “ expected,” “potentially,” “believe,” “will be used,” “ continues,” and similar expressions are intended to identify forward-looking statements. These forward-looking statements are based upon the company’s current expectations. Forward-looking statements involve risks and uncertainties. The company’s actual results and the timing of events could differ materially from those anticipated in such forward-looking statements as a result of these risks and uncertainties, which include, without limitation, the risk that collaborative arrangements will likely place the development of our product candidates outside of our control, the risk that we may have to alter our development and commercialization plans if collaborative relationships are not established for ATI-5923 and ATI-2042, the risk that the company may be unable to raise additional capital when needed which would force the company to delay, reduce or eliminate product development programs, the risk that any failure or delay in commencing or completing clinical trials for the company’s product candidates could severely harm our business, and the risk that third party manufacturers could delay or prevent the clinical development of our product candidates. These and other risk factors are discussed under “Risk Factors” and elsewhere in the company’s Annual Report on Form 10-K for the year ended December 31, 2007. The company expressly disclaims any obligation or undertaking to release publicly any updates or revisions to any forward-looking statements contained herein.

ARYx Therapeutics, Inc.

Condensed Consolidated Balance Sheets

(in thousands)

	March 31,	December 31,
	2008	2007
	(unaudited)	(note A)
ASSETS
Current assets:
Cash and cash equivalents	$58,568	$55,476
Marketable securities	2,020	7,640
Other current assets	2,143	1,783
Total current assets	62,731	64,899
Property and equipment, net	3,793	3,655
Other assets	1,508	1,071
Total assets	$68,032	$69,625

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Current liabilities	$6,009	$6,008
Current portion of long-term borrowings	4,946	3,536
Current portion of deferred revenue	3,913	3,913
Total current liabilities	14,868	13,457
Long-term borrowings	10,274	3,444
Deferred revenue	14,610	15,584
Other non-current liabilities	1,707	1,793
Stockholders’ equity:
Common stock	18	18
Additional paid-in capital and other	158,782	158,053
Accumulated deficit	(132,227)	(122,724)
Total stockholders’ equity	26,573	35,347
Total liabilities and stockholders’ equity	$68,032	$69,625

Note A: The balance sheet has been derived from the audited financial statements at that date but does not include all of the information and footnotes required by U.S. generally accepted accounting principles for complete financial statement presentation.

ARYx Therapeutics, Inc.

Condensed Consolidated Statements of Operations

(in thousands, except per share amount)

	Three Months Ended March 31,
	2008	2007
	(unaudited)
Revenue:
Collaboration services	$68	$164
Technology license fees	974	974
Total revenue	1,042	1,138

Costs and expenses:
Cost of collaboration service revenue	68	164
Research and development	7,600	4,517
Selling, general and administrative	2,932	1,897
Total costs and expenses	10,600	6,578
Loss from operations	(9,558)	(5,440)

Interest and other income, net	549	636
Interest expense	(494)	(332)
Net loss	$(9,503)	$(5,136)

Basic and diluted net loss per share	$(0.54)	$(4.89)

Weighted average shares used to compute basic and diluted loss per share	17,631	1,051